Exhibit 10.1
SENIOR SECURED REVOLVING CREDIT LOAN AGREEMENT
Dated as of March 12, 2009
between
FIRST TRINITY CAPITAL CORPORATION
as Borrower
AND
FIRST NATIONAL BANK OF MUSKOGEE,
as Lender

SENIOR SECURED REVOLVING CREDIT AGREEMENT
This SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of March 12, 2009 is entered into among FIRST TRINITY CAPITAL CORPORATION an Oklahoma corporation as borrower, with its principal and chief place of business at 7633 East 63rd Place, Suite 230, Tulsa, OK 74133 (the “Borrower”) and FIRST TRINITY FINANCIAL CORPORATION an Oklahoma corporation as guarantor, with its principal and chief place of business at 7633 East 63rd Place, Suite 230, Tulsa, OK 74133 (the “Guarantor”),and FIRST NATIONAL BANK OF MUSKOGEE, as lender, with its main banking offices at 510 North Main, Muskogee, Oklahoma 74401 (the “Lender”).
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:
“Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP and as applicable, statutory required financial statements of Governmental Authorities. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Borrower and the Lender agree to modify such provisions to reflect such changes in GAAP and, as applicable subsidiaries insurance companies, statutory required financial statements, and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.
“Affiliate” means any corporate affiliate of the borrower.
“Agreement” means this Revolving Credit Agreement.
“Anti-Terrorism Laws” has the meaning specified in Section 4.13(a).
“Anti-Terrorism Order” has the meaning specified in Section 4.13(a).
“Applicable Prime Rate Margin” means twenty five basis points (0.25%).
“Availability Period” shall mean the period commencing on the Closing Date and ending on the earlier of (i) the date the Commitment is suspended or terminated in accordance with the terms and provisions of the Loan Documents or (ii) then applicable Maturity Date.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which Borrower incurs or otherwise has any obligation or liability, contingent or otherwise.
“Borrower” has the meaning specified in the preamble hereto.
“Borrowing” means a borrowing consisting of a Revolving Loan on the same day by the Lender according to its Commitment.
“Borrowing Base” means, insofar as advances under the Revolver Commitment are concerned, eighty percent (70%) of the outstanding amount of eligible Premium Financed Contracts.
“Borrowing Base Advances” means all Revolving Loan advances.
“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Muskogee, Oklahoma.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (c) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) or (b) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a) or (b) above shall not exceed 365 days.
“Change in Control” shall mean any event, transaction or occurrence as a result of which, at any time, the Borrower ceases to own 100% of the outstanding Equity Interests of each of the Subsidiaries.
“Closing Date” means the effective date of this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986.
“Collateral” means all property and interests in property and all proceeds thereof now owned or hereafter acquired by Borrower which a Lien is granted or purported to be granted pursuant to any Loan Document, including without limitation, all of Borrower’s right, title and interest in the Pledged Equity Interests and all of Borrower’s right, title and interest in the Premium Financed Contracts.

“Commitment” means, with respect to Lender, the commitment of Lender to make the $3,000,000 Revolver Commitment for Revolving Loans.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.
“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities and (b) all other documents filed by Borrower with the United States Securities and Exchange Commission.
“Dollars” and the sign “$” each mean the lawful money of the United States of America.
“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation or trade or business under common control with Borrower as determined under section 4001(a)(14) of ERISA.
“ERISA Event” means, with respect to Borrower and any ERISA Affiliate, (a) a “reportable event” as defined in section 4043 of ERISA (other than a reportable event not subject to the provision for thirty (30) days notice to the PBGC under regulations issued under section 4043 of ERISA), (b) the withdrawal of Borrower or any ERISA Affiliate from a Plan during a Benefit Plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Benefit Plan under section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Benefit Plan by the PBGC, (e) the failure to make required contributions which would reasonably be expected to result in the imposition of a lien under section 412 of the Code or section 302 of ERISA, or (f) any other event or condition which would reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan.

“Event of Default” has the meaning specified in Section 9.1.
“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.
“Financial Statement” means each financial statement delivered pursuant to Section 4.3 or Section 6.1.
“Fiscal Quarter” means each three (3) fiscal month period ending on March 31, June 30, September 30 or December 31.
“Fiscal Year” means the twelve month period ending on December 31 of each year.
“FTCC” means First Trinity Capital Corp., a Oklahoma corporation, and its successors and permitted assigns.
“GAAP” mean generally accepted accounting principles (including methodology) utilized in accordance with FASB or other acceptable accounting standards insofar as the annual audited financials to be furnished to the Lender by Borrower in accordance with the terms and provisions of this Agreement.
“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantor” means First Trinity Financial Corp. (FTFC) and its successors and assigns.
“Guaranty” means the instrument of guarantee by which the Guarantor absolutely and unconditionally guarantees the repayment of the Note and the Obligations.
“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all capitalized lease obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person.
“Indemnified Matter” has the meaning specified in Section 10.3.
“Indemnitee” has the meaning specified in Section 10.3.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan” has the meaning specified in Section 2.1.
“Loan Documents” means, collectively, this Agreement, any Note, the Pledge Agreement, and, when executed, each document executed by Borrower and delivered to the Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.
“Loan Parties” means Borrower and Guarantor.

“Marketable Assets” shall mean (a) any readily-marketable Securities with maturities which exceed 365 days (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) bonds issued by a Person organized under the laws of the United States, which bonds have a rating of at least BBB+ by S&P or at least Baa1 by Moody’s and (e) stock issued by Persons organized under the laws of the United States, which stock is traded on a United States national stock exchange or another reputable stock exchange pre-approved by the Lender as set forth on Schedule I annexed hereto, as supplemented from time to time.
“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or property of the Borrower, (b) the ability of Borrower to perform its obligations under any Loan Document and (c) the validity or enforceability of any Loan Document or the rights and remedies of the Lender under any Loan Document.
“Maturity Date” means (i) April 30, 2009.
“Minimum Liquidity Amount” shall mean, as at any date, without duplication, the amount of the sum on a consolidated basis of the Guarantor’s unencumbered cash, Cash Equivalents and other Marketable Assets and Securities which may be liquidated within five (5) Business Days of such date of calculation.
“Moody’s” means Moody’s Investors Service, Inc.
“Note” mean those certain promissory notes of the Borrower in substantially the form of Exhibit A-1 (Revolver Note) payable to the order of Lender in the principal amounts of the Revolver Commitment ($3,000,000), together with all extensions, renewals, substitutions, replacements, changes in form, rearrangements or other modifications thereof from time to time.
“Notice of Borrowing” has the meaning specified in Section 2.2.
“Obligations” means, with respect to Borrower, all amounts, obligations, Liabilities, covenants and duties of every type and description owing by Borrower to the Lender, any other Indemnitee or any participant, in each case arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to Borrower under any Loan Document.

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).
“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.
“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Indebtedness” means any Indebtedness of Borrower that is not prohibited by Section 8.1 or any other provision of any Loan Document.
“Permitted Lien” means any Lien on or with respect to the property of Borrower that is not prohibited by Section 8.2 or any other provision of any Loan Document.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
“Premium Financed Contracts” means all the (non-defaulted) property and casualty insurance policy indebtedness, obligations and liabilities financed by and owing to FTCC documented by FTCC’s standard form Premium Finance Agreement and ancillary or related documentation previously furnished to Lender in compliance with all applicable federal truth in lending, Regulation Z and applicable Uniform Consumer Credit Code lending practices and lending disclosure laws, rules and regulations applicable thereto, and all accounts (including accounts receivable, contracts and contract rights), general intangibles, payment intangibles, instruments (including notes receivable), letter of credit rights, supporting obligations and all proceeds thereof. Premium Financed Contracts Excluded are Contracts in dispute, Contracts in litigation and contracts over 30 days past due that have not been submitted for cancelation The amount of a Concentrations of Contracts greater than 10% of a contract to a party is excluded from borrowings if the total concentration is greater than 10% of total Premium Financed Contracts unless otherwise approved by bank. The amount of total Insurance Company Concentrations of Premium Financed Contracts is limited to 20% of total Premium Financed Contracts unless otherwise approved by bank. Premium Financed Contracts are required to be issued by an Insurance Company with an A.M. Best rating of no less than B+.
“Prime Rate” means the variable annual rate quoted or announced from time to time by JPMorgan Chase Bank as its prime or base rate of interest and shall not necessarily be the lowest or best interest rate quoted or made available from time to time by JPMorgan Chase Bank.

“Related Person” means, with respect to any Person, Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Lender, each other Person or individual designated, nominated or otherwise mandated by or helping the Lender pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means, with respect to any Person, any of the manager, president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the documents delivered pursuant to Section 6.1(b), documents delivered on the Closing Date, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.
“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment or Sale of property for less than fair market value, whether direct or indirect and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower, or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, including treasury stock acquisitions or transactions, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of Borrower or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.
“Revolving Loans” means all loans advanced or made hereunder to the Borrower pursuant to the Revolver Commitment.
“Revolver Commitment” means the commitment of the Lender to make or advance Revolving Loans to the Borrower pursuant to the terms, provisions and conditions of this Agreement.

“S&P” means Standard & Poor’s Rating Services.
“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.
“Secured Party” means the Lender and any other holder of any Obligation of Borrower.
“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.
“Security Agreement” means that certain Security Agreement and Assignment between FTCC and the Lender in form, scope and substance acceptable to the Lender, as amended, modified, restated or otherwise supplemented from time to time, and granting in favor of the Lender a first priority security interest in all Premium Financed Contracts now or hereafter owned or acquired by FTCC, including for all purposes, all such Premium Financed Contracts the possession of which is held by Borrower as the agent for the sole benefit of Lender, as secured party.
“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.
“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of Liabilities (including contingent and unliquidated Liabilities) of such Person, (b) such Person is able to pay all Liabilities of such Person as such Liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“subsidiary(ies)” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, joint venture or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of Borrower or FTFC.
“Net Worth” means, as of any date, shareholders’ equity or consolidated net worth of the Borrower or any loan party, as determined in accordance with GAAP.
“Tax Return” has the meaning specified in Section 4.7.
“Tribunal” shall mean any municipal, state, commonwealth, federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Oklahoma.
“United States” means the United States of America.
“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).
Section 1.2 Interpretation.
(a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property) state law. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of Lender required therefore is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to Muskogee, Oklahoma time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.
ARTICLE II
THE FACILITIES
Section 2.1 Revolver Commitment. On the terms and subject to the conditions contained in this Agreement, Lender agrees to make Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding for all such Revolving Loans by Lender not to exceed the Borrowing Base of the Revolver Commitment within the limits of the Revolver Commitment. Borrower may borrow under this Section 2.1, prepay under Section 2.6 and re-borrow under this Section 2.1.
Section 2.2 Borrowing Procedures.
(a) Revolving Loans Advances. Each Revolving Loan Borrowing shall be made on notice, given not later than (x)11:00 A.M. (Muskogee, Oklahoma time) on the proposed Borrowing by the Borrower to Lender. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, and (ii) aggregate amount of such Borrowing. To the extent Borrower submits a Notice of Borrowing at a time when no Loan advances remain outstanding and unpaid at the time of such Notice of Borrowing, Borrower shall submit a current and duly executed and completed Compliance Certificate/Borrowing Base Certificate (in addition to the submission thereof required monthly by Section 6.1(b)) demonstrating with then current numbers that Borrower is in compliance with Sections 5.1 through 5.4, inclusive, and that no Default or Event of Default has occurred and is continuing.
(b) Mandatory. Each Commitment shall terminate on its stated Maturity Date.

Section 2.3 Repayment of Obligations. The Borrower shall repay all outstanding principal amounts of the Loans (and all accrued and unpaid interest, together with all other outstanding Obligations) on the Maturity Date.
Section 2.4 Optional Prepayments. The Borrower may prepay the outstanding principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part without any premium or penalty together with all accrued interest thereon.
Section 2.5 Mandatory Prepayments.
(a) Excess Outstandings. On any date on which the aggregate principal amount of the Revolving Loans exceeds the Available Borrowing Amount then in effect, the Borrower will immediately prepay the Revolving Loans in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed the limitations of Section 2.1.
(b) Application of Payments. Any payments made to the Lender pursuant to this Section 2.6, shall be applied to the Obligations in accordance with Section 2.9(b).
Section 2.6 Interest.
(a) Rate. Subject to the provisions of subsection (c) below), the Loan will bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the J.P. Morgan Chase Prime Rate at all times in effect plus the Prime Rate Margin of .25 of one percent. The rate shall have a floor of no less than 5% at any time.
(b) Payments. Interest accrued shall be payable in arrears if accrued on the principal amount of the Loan, on the last day of each calendar month and at maturity.
(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(e)(ii) or (B) the delivery of a notice by the Lender the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is four percent (4%) per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.
Section 2.7 Loan Fees. In addition to all other fees paid by Borrower to the Lender under the Loan Documents (including, without limitation, pursuant to Section 10.2), the Borrower agrees to pay all third party costs incurred during the term of this loan.

Section 2.8 Application of Payments.
(a) Application of Voluntary Prepayments. Unless otherwise provided in Section 2.6(b), this Section 2.9 or elsewhere in any Loan Document, all payments and any other amounts received by the Lender from or for the benefit of the Borrower shall be applied to repay the Obligation of the Borrower.
(b) Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Lender pursuant to Section 2.6 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied first, to repay accrued and unpaid interest on the Loan, second to repay the outstanding principal balance of the Loan and then, any excess shall be retained by the Borrower.
(c) Application of Payments During an Event of Default. Borrower hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Lender may, apply all payments in respect of any Obligation, all funds on deposit and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lender, (ii) second, to pay interest then due and payable in respect of the Loan, which shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, (iii) third, to repay the outstanding principal amount of the Loan, and (iv) fourth, to the ratable payment of all other Obligations.
Section 2.9 Payments and Computations.
(a) Procedure. The Borrower shall make payment under any Loan Document not later than 11:00 a. m. (Muskogee, Oklahoma time) on the day when due to the Lender. Payments received by the Lender after 1100 a. m. (Muskogee, Oklahoma time) shall be deemed to be received on the next Business Day.
(b) Computations of Interest and Fees. All computations of interest and of fees shall be made by the Lender on the basis of a year of 360 days , in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Lender (including determinations of a Prime Rate in accordance with the definitions of “Prime Rate”) and shall be conclusive, binding and final for all purposes, absent manifest error.
(c) Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

Section 2.10 Evidence of Debt.
(a) Records of Lender. Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to Lender resulting from the Loan of Lender from time to time, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.
(b) Prima Facie Evidence. The entries made in the accounts maintained pursuant to clause (a) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of the Lender to maintain any such account shall affect the obligations of Borrower to repay the Loans in accordance with their terms.
(c) Note. Borrower shall promptly execute and deliver the Note payable to the order of Lender evidencing the Revolving Loan and substantially in the form of Exhibit A.
ARTICLE III
CONDITIONS TO LOANS
Section 3.1 Conditions Precedent to Initial Loans. The obligation of Lender to make the initial Loan on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the Closing Date:
(a) Certain Documents. The Lender shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Lender, in form and substance satisfactory to the Lender:
(i) this Agreement duly executed by the Borrower, the Note conforming to the requirements set forth in Section 2.11(c) and the Guaranty duly executed and delivered by FTFC;
(ii) the Security Agreement duly executed by FTCC, together with (A) copies of UCC and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Lender in the Collateral, in each case as may be reasonably requested by the Lender, and (B) all documents representing all Securities being pledged pursuant to such Pledge Agreement and related undated powers or endorsements duly executed in blank;
(iii) a copy of each Constituent Document of Borrower and FTFC, certified as of a recent date by such Governmental Authority, if applicable, together with, if applicable, certificates attesting to the good standing of Borrower and FTFC in such jurisdiction and each other jurisdiction where Borrower or FTFC is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(iv) a certificate of the secretary or other officer of Borrower and FTFC in charge of maintaining books and records of Borrower and FTFC certifying as to (A) the names and signatures of each officer of Borrower and FTFC authorized to execute and deliver any Loan Document, (B) the Constituent Documents of Borrower and FTFC attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions or members’ consent of Borrower’s and FTFC’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which Borrower or FTFC is a party;
(v) a certificate of the Borrower to the effect that (A) each condition set forth in Section 3.1 has been satisfied, (B) the Borrower is Solvent after giving effect to the Loan advance made at Closing, if any, and the application of the proceeds thereof in accordance with Section 7.8 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto, (C) the Representations and Warranties of Article IV hereof are true and correct in all respects, including without limitation, Sections 4.1, 4.4, 4.5, 4.6 and 4.7 thereof, and (D) that no Default or Event of Default or other Material Adverse Effect has occurred and continues insofar as Borrower or its financial condition, business, business operations or results or properties, have occurred or as a result of any pending or threatened litigation or administrative claims or proceedings against Borrower, Guarantor and/or any of its Subsidiaries;
(vi) such other documents and information as the Lender may reasonably request.
(b) Fees and Expenses. There shall have been paid to the Lender, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.
(c) Consents. Borrower shall have received all membership and other consents and authorizations required pursuant to any Contractual Obligation (including, pursuant to any Constituent Document) with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document.
Section 3.2 Conditions Precedent to Loan. The obligation of Lender on any date (including the Closing Date) to make any Loan is subject to the satisfaction of the following conditions precedent:
(a) Requests. The Lender shall have received to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing.

(b) Representations and Warranties, No Defaults: The following statements will be true on such date, both before and after giving effect to such Loan: (i) the representations and warranties set forth in any Loan Document shall be true and correct (A) if such date is the Closing Date, on and as of such date and (B) otherwise, in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and after such earlier date and (ii) no Default or Event of Default shall be continuing and no Material Adverse Effect has occurred.
(c) Additional Matters. The Lender shall have received such additional documents and instruments and upon notice as the Lender may reasonably request.
The representations and warranties set forth in any Notice of Borrowing (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan and the acceptance of the proceeds thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
To induce the Lender to enter into the Loan Documents, the Borrower represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.2:
Section 4.1 Legal Existence; Compliance with Law. Each of Borrower and any loan party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) each of Borrower and any loan party is duly registered to do business as a foreign entity and in good standing under the laws of each jurisdiction where such registration is necessary to conduct the business of Borrower and any loan party or own accounts, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) each of Borrower and any loan party is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Loan and Related Documents.
(a) Power and Authority. The execution, delivery and performance by Borrower and any loan party of the Loan Documents to which it is a party and the consummation of the transactions contemplated therein (i) are within such Borrower’s similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene Borrower’s or loan party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any Contractual Obligation of Borrower or any of its Subsidiaries other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of Borrower or any of Guarantors Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, and (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Lender, and each of which on the Closing Date will be in full force and effect.
(b) Due Execution and Delivery. From and after its delivery to the Lender, each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by Borrower and Guarantor is the legal, valid and binding obligation of Borrower and any loan party and is enforceable in accordance with its terms.
Section 4.3 Financial Statements.
(a) Each annual audited Financial Statement fairly present in all respects the consolidated financial position and cash flow of the Borrower and Guarantor as at the dates indicated and for the periods indicated in accordance with GAAP.
(b) On the Closing Date, (i) Borrower has no material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent Liabilities and Liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited Financial Statements referenced in clause (a) above, there has been no Sale of any material property of the Borrower or Guarantor and no purchase or other acquisition of any material property.
Section 4.4 Material Adverse Effect. Since January 01, 2009 there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.
Section 4.5 Solvency. Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loan, (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is solvent and the Guarantor is solvent on a consolidated and consolidating basis.

Section 4.6 Litigation. There are no pending or, to the knowledge of Borrower, Guarantor threatened actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting Borrower, Guarantor or any of its Subsidiaries with, by or before any Governmental Authority other than those that cannot reasonably be expected to affect the Obligations, the Loan Documents, and the other transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.
Section 4.7 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by Borrower, Guarantor or any Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Affiliate in accordance with GAAP, as applicable. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
Section 4.8 Margin Regulations.
(a) Margin Stock. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any other securities. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.
(b) Securities Laws. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act, or regulations issued pursuant thereto, or Regulation T, U or X.
(c) Investment Company Act. Neither Borrower nor any Subsidiary thereof is subject to regulation under the Investment Company Act of 1940, as amended. In addition, neither Borrower nor any Subsidiary thereof is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.
Section 4.9 No Burdensome Obligations; No Defaults. Borrower, Guarantor is not a party to any Contractual Obligation, Borrower, Guarantor does not have any Constituent Documents containing obligations, and, to the knowledge of Borrower and Guarantor, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. Borrower and Guarantor(and, to the knowledge of Borrower and Guarantor, no other party thereto) is not in default under or with respect to any Contractual Obligation of Borrower and Guarantor, other than those that would not, in the aggregate, have a Material Adverse Effect.

Section 4.10 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the Loan advances or letters of credit issued hereunder will not violate any Requirement of Law or any contractual obligation of the Borrower, Guarantor or any Subsidiary thereof (except those as to which waivers or consents have been obtained and those which would not reasonably be expected to have a Material Adverse Effect), and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or contractual obligation. Neither Borrower, Guarantor nor any Subsidiary thereof is in default under or with respect to any of its contractual obligations in any respect that has had or would reasonably be expected to have a Material Adverse Effect.
Section 4.11 Full Disclosure. The information prepared or furnished by or on behalf of Borrower and Guarantor in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or any other transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.
Section 4.12 No Employee Plan. Borrower and Guarantor does not maintain any employee pension Benefit Plan subject to Title IV of the Employee Retirement Income Security Act of 1974.
Section 4.13 Anti Terrorism.
(a) Borrower and Guarantor is not in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.
(b) Borrower and Guarantor (i) is not listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is not owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) does not commit, threaten or conspire to commit or supports “terrorism” as defined in the Executive Order or (iv) is not named as a “specially designated national and blocked person” in the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.

(c) Borrower and Guarantor do not (i) conduct any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deal in, or otherwise engage in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
Section 4.14 Solvency. The Borrower and Guarantor (and with respect to its Subsidiaries, after taking into account each Subsidiary’s rights of contribution), on a consolidated basis, are not insolvent, the Borrower’s assets and Guarantor’s assets(and with respect to its Subsidiaries, if any, after taking into account each Subsidiary’s rights of contribution), on a consolidated basis, exceed their Liabilities, and Borrower and Guarantor(and with respect to its Subsidiaries, if any, after taking into account each Subsidiary’s rights of contribution) will be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.
Section 4.15 Possession of Franchises, Licenses. Each Loan Party possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and each Loan Party is not in violation of any thereof in any material respect.
Section 4.16 Leases. Each Loan Party enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the operation of their respective businesses properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases are valid and subsisting and are in full force and effect.
ARTICLE V
FINANCIAL COVENANTS
Section 5.1 Minimum Net Worth. Guarantor shall not permit its consolidated Net Worth to be less than $9,500,000, as calculated in accordance with GAAP and measured as of the end of each fiscal quarter period, commencing December 31, 2008. Borrower shall not permit it’s Net Worth to be less $3,500,000 as calculated in accordance with GAAP and measured as of the end of each fiscal quarter period commencing December 31, 2008.
Section 5.2 Debt to Worth Ratio. The Borrower will maintain a ratio of consolidated Debt to consolidated Tangible Net Worth, measured as of the end of each fiscal quarter period, commencing December 31, 2008, not in excess of 1.00 to 1.0.
Section 5.3 Minimum Liquidity Amount. Guarantor on a consolidated basis shall not permit its Minimum Liquidity Amount to be less than $250,000 as measured as of the end of each fiscal quarter period, commencing December 31, 2008.

ARTICLE VI
REPORTING COVENANTS
The Borrower and Guarantor agrees with the Lender to each of the following, as long as the Obligation or the Commitment remains outstanding:
Section 6.1 Financial Statements. The Borrower shall deliver to the Lender each of the following:
(a) Annual Audited Consolidated Financial Statements/Tax Returns. As soon as practicable after the end of each fiscal year, and in any event within 120 days of each fiscal year end, commencing December 31, 2008, Borrower shall furnish to the Lender its financial statement and Guarantor shall furnish to the Lender its audited consolidated financial statements an unqualified opinion from its independent auditing firm, or another independent auditing firm acceptable to the Lender, which such annual financial statements shall be prepared in accordance with GAAP and in form and scope previously furnished to Lender. Copies of (i) statutory required annual audited calendar year end financial statements of Guarantors subsidiaries shall be furnished to the Lender in no event later than June 30 of the following calendar year, and (ii) all federal Tax Returns or extensions of the Guarantor (including all schedules thereto) shall be furnished to the Lender no later than each April 15 (commencing April 30, 2009 for the 2008 Tax Returns).
(b) Quarterly Financial Statements. Borrower shall maintain a standard system of accounting and shall furnish to the Lender as soon as practicable after the end of each of the initial three (3) quarterly periods of each fiscal year, commencing with the quarter ending March 31, 2009, and in any event within forty-five (45) days after the end of each said calendar quarter, operating statements for, Borrower and consolidated operating statements for Guarantor which shall be certified by the chief financial officer thereof to fairly present the financial condition of the Borrower and Guarantor for such period as prepared in accordance with GAAP and on a statutory/insurance regulatory basis as applicable, and shall include at least a balance sheet as at the end of such period and a statement of income and expenses, all in reasonable detail.
(c) Compliance Certificate/Borrowing Base Certificate. Within thirty (30) days following the close of each calendar month, a monthly borrowing base certificate effective as of the last business date of the prior calendar month, each of the monthly reports required by clauses (i) and (ii) above in form, scope and substance acceptable to the Lender.
(d) Monthly Borrowing Base Report. Within thirty (30) days of the end of each calendar month, a written report prepared by or on behalf of the Borrower certifying (i) the aggregate current value of non-defaulted Premium Financed Contracts, which report shall provide, as of the end of such previous month a summary statement detailing the types and agings maintained thereby.

(e) Notice of Litigation. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of Borrower, Guarantor and its Subsidiaries to carry on their respective businesses substantially as now conducted, (ii) materially and adversely affect the consolidated condition (financial or otherwise) of Borrower, or (iii) result in monetary damages in excess of $100,000, Borrower and Guarantor will give the Lender a written notice specifying the nature thereof and what actions, if any, Borrower and Guarantor is taking and proposes to take with respect thereto.
(f) Notice of Default. Immediately upon the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other loan, mortgage, financing or security agreement, the Borrower will give the Lender a written notice thereof specifying the nature and period of existence thereof and what actions, if any, Borrower is taking and proposes to take with respect thereto.
Section 6.2 Notice of Other Events. The Borrower shall give the Lender notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly (but in any event within five (5) Business Days) after the Borrower knows or has reason to know of it: (a)(i) any Default and (ii) any event, including, without limitation, any environmental law violation, report or citation, that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any ERISA Event that causes or results in a Material Adverse Effect, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting Borrower or any Loan Party or any property of Borrower or any Loan Party that seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes Borrower or any Loan Party to liability in an aggregate amount in excess of $100,000 or (iii) if adversely determined would have a Material Adverse Effect.
Section 6.3 Copies of Notices and Reports. The Borrower shall promptly deliver or cause to be delivered to the Lender copies of each of the following: (a) all documents that Borrower or any Loan Party files with any securities exchange or any Governmental Authority exercising similar functions, (b) all press releases not made available directly to the general public, and (c) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of Borrower or any Subsidiary thereof.
Section 6.4 Taxes. The Borrower shall give the Lender notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of Borrower or any loan party knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Section 6.5 Other Information. The Borrower shall provide the Lender with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of Borrower, Guarantor and each Subsidiary thereof as the Lender may from time to time reasonably request.
ARTICLE VII
AFFIRMATIVE COVENANTS
The Borrower agrees with the Lender to each of the following, as long as the Obligation or the Commitment remains outstanding:
Section 7.1 Maintenance of Existence. It and each Loan Party shall preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and preserve and maintain it rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business.
Section 7.2 Compliance with Laws. Each Loan Party shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.
Section 7.3 Payment of Obligations. Each Loan Party shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of such Loan Party, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of such Loan Party in accordance with GAAP.
Section 7.4 Maintenance of Property. Each Loan Party shall maintain and preserve all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the above that would not, in the aggregate, have a Material Adverse Effect.
Section 7.5 Maintenance of Insurance. Each Loan Party shall maintain or cause to be maintained in full force and effect any policies of insurance of any kind with respect to the property and businesses of such Loan Party with financially sound and reputable insurance companies or associations of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Borrower.
Section 7.6 Keeping of Books. Borrower shall, and shall cause each Loan Party to, keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP, and all other applicable Requirements of Law of all financial transactions and the assets and business of such Loan Party.

Section 7.7 Access to Books and Property. Borrower shall permit the Lender, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice to (a) visit and inspect the Premium Financed Contracts and other assets and property of each Loan Party and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party; (b) discuss the affairs, finances and accounts of each Loan Party with any officer or director of each Loan Party, and (c) communicate directly with any registered certified public accountants. Each Loan Party shall authorize its registered certified public accountants to communicate directly with the Lender and to disclose to the Lender all financial statements and other documents and information as they might have and the Lender reasonably requests with respect to each Loan Party.
Section 7.8 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely in accordance with this agreement as Revolving Loan advances are concerned, for the funding of Premium Financed Contracts by and to the extent in compliance with and subject to the Borrowing Base terms and provisions for Borrower’s and Guarantors general working capital purposes, all secured by a first priority Lien in favor of Lender.
Section 7.9 ERISA Reporting Requirements. Borrower and all loan parties shall furnish or cause to be furnished to the Lender:
(a) promptly and in any event (i) within thirty (30) days after Borrower or any loan parties any ERISA Affiliate knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in section 4063(a) of ERISA with respect to any Plan of Borrower or any loan parties or any ERISA Affiliate has occurred, and (ii) within ten (10) days after Borrower or any loan parties or any ERISA Affiliate knows or has reason to know that any other ERISA Event with respect to any Plan of Borrower or any loan parties or any ERISA Affiliate has occurred or a request for minimum funding waiver under section 412 of the Code with respect to any Plan of Borrower or any loan parties or any ERISA Affiliate has been made, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;
(b) promptly and in any event within two (2) Domestic Business Days after receipt thereof by Borrower or any loan parties or any ERISA Affiliate from the PBGC, copies of each notice received by Borrower or any loan parties or any ERISA Affiliate of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
(c) promptly and in any event within thirty (30) days after the receipt by Borrower of a request therefor by Lender, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by Borrower or any loan parties or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;

(d) promptly, and in any event within ten (10) Domestic Business Days after receipt thereof, a copy of any correspondence Borrower or any loan parties or any ERISA Affiliate receives from the Plan Sponsor (as defined by section 4001(a)(10) of ERISA) of any Plan asserting withdrawal liability pursuant to section 4219 or 4202 of ERISA upon Borrower or any loan parties or any ERISA Affiliate, and a statement from the chief financial officer of Borrower or any loan parties or such ERISA Affiliate setting forth details as to the events giving rise to such withdrawal liability and the action which Borrower or any loan parties or such ERISA Affiliate is taking or proposes to take with respect thereto;
(e) notification within thirty (30) days of the effective date thereof of any material increases in the benefits of any existing Plan which is not a multi-employer plan (as defined in section 4001(a)(3) of ERISA), or the establishment of any new Plans, or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate was not previously contributing;
(f) notification within three (3) Domestic Business Days after Borrower or any loan parties or any ERISA Affiliate knows or has reason to know that any such Credit Party or any such ERISA Affiliate has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of section 4041(c) of ERISA and a copy of such notice; and
(g) promptly after receipt of written notice of commencement thereof, notice of all (i) claims made by participants or beneficiaries with respect to any Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any loan parties or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined would not reasonably be expected to have a Material Adverse Effect.
Section 7.10 Additional Documents or Instruments. The Borrower and Guarantor will from time to time and as often as the Lender may request, execute and deliver to the Lender such financing statements, additional and supplemental security and/or pledge agreements, mortgages, assignments and other reports, certificates, data and writings the Lender may request to evidence, perfect, more fully evidence or perfect or evaluate the Lender’s continuing first priority security interest in the Collateral.
ARTICLE VIII
NEGATIVE COVENANTS
The Borrower and Guarantor agrees with the Lender to each of the following, as long as the Obligation or the Commitment remains outstanding, without the prior written consent of the Lender to the contrary:
Section 8.1 Indebtedness. Neither Borrower nor any other Loan Party shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:
(a) the Obligations; and
(b) Indebtedness of the Borrower and other Loan Parties existing on the date hereof and set forth on Schedule 8.1.

Section 8.2 Liens. Borrower shall not incur, maintain or otherwise suffer to exist or permit or cause any other Loan Party to incur, maintain or otherwise suffer to exist, any Lien upon or with respect to any of its assets or property (including, without limitation, on any of its assets), in each case whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:
(a) Liens created pursuant to any Loan Document;
(b) Liens existing on the date hereof and set forth on Schedule 8.2 and
(c) Liens imposed statutorily by applicable Governmental Authorities on assets of FLAC.
Section 8.3 Asset Sales. Neither Borrower nor any other Loan Party shall Sell any assets, including, without limitation, assets constituting Collateral other than (i) in the normal and ordinary business operations of Borrower or such Loan Party in excess of $100,000 in the aggregate on a cumulative basis, and (ii) day to day management and operation of the bond, stock and other acceptable investment asset portfolios thereof in accordance with statutory requirements and customary for business entities similarly situated in the insurance industry.
Section 8.4 Fundamental Changes. Neither Borrower nor any other Loan Party shall (a) merge, consolidate or amalgamate with any Person, (b) create any subsidiary or acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: the merger, consolidation or amalgamation of any affiliate of the Borrower into any Person without the prior written consent of the bank.
Section 8.5 Change in Nature of Business. Neither Borrower nor any other Loan Party shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with an acquisition or otherwise) substantially different from those carried on by the Borrower or such Loan Party at the date hereof and business, operations and activities reasonably related thereto.
Section 8.6 Transactions with Affiliates. Neither Borrower nor any other Loan Party shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions in the ordinary and normal course of business on a basis no less favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) reasonable salaries and other reasonable director or employee compensation to officers and directors of Borrower in the normal and ordinary course of business to the extent not resulting in a violation of any covenant of this agreement (c) inter-company loans, payables or receivables entered into in the normal and ordinary course of business to the extent not resulting in a violation of any covenant of this agreement.

Section 8.7 Modification of Certain Documents. Neither Borrower nor any other Loan Party shall waive, amend or otherwise modify any term of any Constituent Document of, or otherwise change the capital structure of, Borrower (including the terms of any of their outstanding Stock or Stock Equivalents. except for private or public offerings.
Section 8.8 Accounting Changes; Fiscal Year. Neither Borrower nor any other Loan Party shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.
Section 8.9 Margin Regulations. Neither Borrower nor any other Loan Party shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
Section 8.10 ERISA. Except in such instances where an omission or failure would not reasonably be expected to have a Material Adverse Effect, Borrower or any loan party will not, nor will Borrower or any loan party permit any ERISA Affiliate to (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other Laws applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the term of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by Borrower or any ERISA Affiliate as of the Closing Date.
Section 8.11 Dividends/Distributions/Restricted Payments. Except only for extraordinary dividends received from Borrower’s life insurance Subsidiaries that are (i) approved by the applicable Governmental Authority the Borrower or any other loan party will not declare, pay or become obligated to declare or pay any Restricted Payment, including (i) distribution or dividend on any class of its stock now or hereafter outstanding, and (ii) distribution or dividend of cash or property to holders thereof or redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, any of its stock now or hereafter outstanding, whether as a treasury stock acquisition or other stock redemption or repurchase or otherwise.
ARTICLE IX
EVENTS OF DEFAULT
Section 9.1 Events of Default. Each of the following shall be an Event of Default:
(a) the Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor; or
(b) any representation, warranty or certification made or deemed made by or on behalf of Borrower in any Loan Document or by or on behalf of Borrower (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Borrower or any loan party shall fail to comply with any covenant or other provision of any Loan Document if such failure shall remain unremedied for 20 days after the earlier of (A) the date on which Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to Borrower by the Lender; or
(d) (i) any Loan Party shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) beyond any applicable grace period on any Indebtedness of such Loan Party, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(e) (i) any Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against such Loan Party seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or
(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Loan Party (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to such Loan Party to the extent the relevant insurer has not denied coverage therefor) in excess of $100,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g) (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, Borrower or Guarantor or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or Borrower or Guarantor shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or
(h) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect on Borrower, any other Loan Party and their respective business operations; or
(i) there shall occur any repudiation, cancellation or invalidation or any attempt to repudiate, cancel or invalidate the Guaranty by any one or more of the Guarantors or any breach, violation or other failure of any Guarantor to comply with the terms, provisions and conditions of the Guaranty; or
(j) the occurrence of a Change in Control.
Section 9.2 Remedies. During the continuance of any Event of Default, the Lender may, by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: (a) declare all or any portion of the Commitment terminated, whereupon the Commitment shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation Lender may have hereunder to make any Loan or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; provided, however, that, effective immediately upon the occurrence of the Event of Default specified in Section 9.1(e), (x) the Commitment of Lender to make Loans shall automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Borrower.
ARTICLE X
MISCELLANEOUS
Section 10.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower or any loan parties, the Lender, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

Section 10.2 Costs and Expenses. Any action taken by Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of Lender, shall be at the expense of Borrower, and Lender shall not be required under any Loan Document to reimburse Borrower therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Lender for all reasonable third party out-of-pocket costs and expenses incurred by it in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including the reasonable fees, charges and disbursements of legal counsel to the Lender and fees or charges incurred by Lender for its quarterly field audit retained by or on behalf of Lender, and (b) Lender, for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to Borrower, Loan Documents, Obligations (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).
Section 10.3 Indemnities. Borrower agrees to indemnify, hold harmless and defend the Lender and its Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, Borrower, (ii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee (and including attorneys’ fees in any case), whether or not any such Indemnitee is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 10.3 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee. Furthermore, Borrower waives and agrees not to assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
Section 10.4 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 10.2 (Costs and Expenses), Section 10.3 (Indemnities) or this Section 10.4) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitment and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
Section 10.5 Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.6 Lender-Creditor Relationship. The relationship between the Lender on the one hand, and the Borrower and Guarantor, on the other hand, is solely that of lender and creditor. Lender has no fiduciary relationship or duty to Borrower or Guarantor arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Borrower or any loan parties by virtue of, any Loan Document or any transaction contemplated therein.
Section 10.7 Right of Setoff. Lender is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits of borrower (whether general or special, time or demand, provisional or final) to the obligations at any time owing by Borrower to Lender to or for the credit or the account of Borrower, not the Lender, against any Obligation of Borrower now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation. Lender agrees promptly to notify the Borrower and the Lender after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.7 are in addition to any other rights and remedies (including other rights of setoff) that the Lender may have.
Section 10.8 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any property in favor of Borrower or any other party or against or in payment of any Obligation. To the extent that Lender receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
Section 10.9 Notices.
(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the party to be notified at its address specified in the first paragraph of this Agreement, if to the Borrower to the attention of Greg Zahn, and if to the Lender, to the attention of David W. Wood, Vice President, or (ii) addressed to such other address as shall be notified in writing to the other party hereto.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission.
Section 10.10 Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Oklahoma.
Section 10.11 Jurisdiction.
(a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of Oklahoma located in the City of Muskogee, or of the United States of America for the Eastern District of Oklahoma and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(b) Non-Exclusive Jurisdiction. Nothing contained in this Section 10.11 shall affect the right of the Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.
Section 10.12 Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) ) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 10.12.
Section 10.13 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.15 Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving Borrower and the Lender, or any of Guarantors Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).
Section 10.16 Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Loan Documents; and has received the advice of its attorney in entering into this Agreement and the Loan Documents; and that it recognizes that certain of the terms of this Agreement and the Loan Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Loan Documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”
Section 10.17 Exceptions to Covenants. Borrower or any loan party shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

Section 10.18 Participation. Lender may, without notice to or consent of the Borrower, sell participations to one or more Persons (a “Credit Participant”) in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Loans); provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the right of set-off contained in this Agreement, and (v) the Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement, and Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and other obligations owing to Lender and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers (i) decreasing the amount of principal of or the rate at which interest is payable on Note, (ii) extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or Note, (iii) extending its Commitment, or (iv) release the Borrower or any Guarantor from its or their obligations under the Loan Documents).
Section 10.19 Patriot Act Notice. Lender, to the extent subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.), hereby notifies the Borrower and any loan party, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies each of the Loan parties, including the name and address of the Borrower and other information allowing Lender to identify the Borrower in accordance with such act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: FIRST TRINITY CAPITAL CORPORATION
By:	/s/ Gregg Zahn
Greg Zahn,
President and Chief Executive Officer

BORROWER: FIRST TRINITY CAPITAL CORPORATION
By:	/s/ William Lay
W. Sherman Lay,
Chief Financial Officer

GUARANTOR: FIRST TRINITY FINANCIAL CORPORATION
By:	/s/ Gregg Zahn
Greg Zahn,
President and Chief Executive Officer

GUARANTOR: FIRST TRINITY FINANCIAL CORPORATION
By:	/s/ William Lay
W. Sherman Lay,
Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIRST NATIONAL BANK OF MUSKOGEE
By:	/s/ David W. Wood
David W. Wood
President

SCHEDULE I
Pre-Approved Real Estate Transfers

SCHEDULE 4.2
Consents

SCHEDULE 8.1
Existing Indebtedness

SCHEDULE 8.2
Existing Liens